Exhibit 10.56

Advance Auto Parts, Inc.
2018 Time-Based Restricted Stock Unit Award Agreement

This certifies that Advance Auto Parts, Inc. (the “Company”) has granted to <Participant Name> (the “Participant”) an award of Restricted Stock Units (“RSUs”) representing the right to receive a like number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), as indicated in the terms outlined below, subject to certain restrictions and on the terms and conditions contained in this Award Agreement (“Agreement”) and the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

1.	Grant of RSUs: The following RSU award has hereby been granted to the Participant

Grant Date	Number of RSUs Granted
Grant Date	Number of Awards Granted

2.
Vesting Schedule: Subject to the remaining provisions of this award, the time-based RSUs shall vest in approximately equal one-third installments on each of the first three anniversaries of the award date, commencing on the first anniversary of the Award Date and becoming fully vested on the third anniversary of the Award date if the Participant remains continuously employed by the Company until the respective vesting date.

Vesting Date / # of shares vested

3.
Termination of Service: If, prior to vesting of time-based RSUs pursuant to section 1 or section 2 of this Award, the Participant’s employment or other association with the Company and its affiliates ends for any reason, the Participant’s rights to unvested time-based RSUs shall be immediately forfeited and unvested shares canceled. The following exceptions apply:

a.
Disability: If termination of employment or other affiliation is on account of Disability, then any unvested time-based RSUs will vest immediately as of the date of Disability. For the purposes of this Award, Disability is defined as having become disabled within the meaning of Section 22 (e) (3) of the Internal Revenue Code (or, if applicable, as defined in your Employment Agreement or Loyalty Agreement with the Company in effect as of the date of this Award Agreement).

b.	Death: If termination of employment or other affiliation is on the account of the Participant’s death, then any unvested time-based RSUs will vest immediately as of the date of Participant’s death.

4.	Change in Control: Upon a Change in Control, any remaining unvested time-based RSUs will vest immediately on

a.	the Change in Control date in the event that the successor organization does not assume, convert, or replace the awards; or

b.
upon the termination of the Participant’s employment or other association with the Company in the event that the successor organization assumes, converts or replaces the awards, and the Participant’s employment or other association with the Company is terminated without cause, as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), within 24 months following the Change in Control date.

5.	Non-Transferability of RSUs: Until shares are issued with respect to the RSUs that vest pursuant to Sections 1 and 2 of this Award, the RSUs may not be sold, assigned, transferred, pledged,

hypothecated or otherwise disposed of or encumbered, and no attempt to transfer unvested RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. The Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise rights to receive any property distributable with respect to RSUs upon the Participant’s death.

6.
No Rights as a Stockholder. The Participant shall have no rights of a shareholder of the Common Stock on and after the Award Date and until the date on which the time-based RSUs vest and are converted to Shares and the restrictions with respect to the time-based RSUs lapse in accordance with Section 1 or 2 of this Award, as described above. The Participant will, however, receive dividends or dividend equivalents on the time-based RSUs on or after the Award Date and until Shares are delivered on vesting of the Award, unless and until the time-based RSUs are forfeited pursuant to Section 1 or 2 of this Award and to the extent that dividends are declared and paid on the Common Stock of the Company. Except as may be provided under Section 8 of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary and whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the Vesting Date of a time-based RSU.

7.
Issuing Shares. Upon any of the time-based RSUs vesting pursuant to Section 1 or 2 of this Award and payment of the applicable withholding taxes pursuant to Section 11 below, the Company shall cause the shares of Common Stock to be issued in book-entry form, registered in the Participant’s name.

8.
Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

a.	If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telephone at (540) 561-1173 or telecopy at (540) 561-1448;

b.	If to you, the Participant, to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

9.
Non-Competition: Participant acknowledges and agrees that the Company is engaged in a highly competitive business, and that by virtue of Participant’s position and responsibilities as an employee of the Company and Participant’s access to Confidential Information, engaging in a business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, Participant agrees that for a period of one (1) year after separation of his/her employment with the Company, whether such separation is voluntary or involuntary, Participant shall not, on his/her own behalf or on another’s behalf, (a) accept employment by or provide services for a Restricted Company, as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, in any capacity, role or position with substantially the same or similar duties as Participant performed during Participant’s employment with the Company; (b)  provide services, including consulting or contractor services for or on behalf of a Restricted Company, as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, which are the same or substantially similar as the duties Participant performed during Participant’s employment with the Company; or (c) provide services, including consulting or contractor services which would be directly or indirectly competitive with the Company. Participant understands that the business of the Company and Participant’s responsibilities on behalf of the Company have been nationwide and companywide in scope.  Accordingly, Participant agrees that this restriction will apply anywhere within the United States, including its territories and possessions, including but not limited to, Puerto Rico and the Virgin Islands, and Canada, including its territories and possessions.  In the event this territory is determined by a court of competent jurisdiction to be overbroad, the Territory may be reduced to any combination of the following which the Court deems reasonable:  The Continental

United States; the states of: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; the Virgin Islands; Canada. The restrictive periods set forth in this provision shall not expire and shall be tolled during any period in which Participant is in violation of such restrictions, and therefore such restrictive periods shall be extended for a period equal to the duration of Participant’s violations thereof.

a.
For purposes of this Agreement, “Confidential Information” means any proprietary information prepared or maintained in any format, including personnel information or data of Advance, technical data, trade secrets or know-how in which Advance or its Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to Advance or its Related Entities on whom Employee called, with whom Employee dealt or with whom Employee became acquainted during the term of Employee’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Employee or disclosed to Employee by Advance or its Related Entities or any other person or entity during the term of Employee’s employment with Advance either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of Advance or its Related Entities or otherwise.  Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure; or (B) becomes available to the public through no act or omission of Employee.

b.
Nothing in this Award Agreement shall prohibit or restrict Participant from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require Employee to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct. Additionally, nothing in this Award Agreement shall prohibit or restrict Participant from providing legal representation, engaging in the practice of law or any communication or contact with Participant, regardless of who initiates it, regarding any legal representation or the practice of law.

c.
In the event that Participant violates any of the terms of this Section 10, Participant understands and agrees that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, Participant shall return to the Company any shares of Common Stock received by Participant or Participant’s personal representative that vested on or after any such violation and pay to the Company in cash the amount of any proceeds received by Participant or Participant’s personal representative from the disposition or transfer of any such stock, and Participant’s unvested PSUs shall be immediately and irrevocably forfeited.

10.
Confidentiality: The Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family, Participant’s legal counsel, Participant’s accountant(s) and/or tax advisor(s) and/or Participant’s financial advisor(s), or as otherwise provided in Section 9 of this Agreement. Should the details of this agreement be shared with the aforementioned, it will be on a confidential basis.

11.	Income Tax Matters:

a.
The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the time-based RSUs or upon your sale or other disposition of the Shares received upon vesting of your time-based RSUs. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of vesting. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

b.
For the purposes of determining when Shares otherwise issuable on account of your termination of employment or other association with Company will be issued, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A of the Code on or following termination of employment or other association with the Company. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment or other association with the Company, any Shares otherwise issuable on account of your termination of employment or other association with the Company which constitute deferred compensation within the meaning of Section 409A of the Code and which are otherwise payable during the first six months following your termination of employment or other association with the Company shall be issued to you on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment or other association with the Company occurs.

12.	Miscellaneous.

a.
This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Award is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the time-based RSUs or this Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties. Notwithstanding anything herein to the contrary, this Award Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Code”) or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Participant for or with respect to any taxes, penalties or interest which may be imposed upon the Participant pursuant to Code Section 409A. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to the terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.

b.
Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate, subject to the terms of any written employment agreement to which you are a party.

c.
Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and You or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

d.
The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

e.
An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

f.
If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

g.
For any Participant who is an Executive Officer of the Company as defined in the Company’s Incentive Compensation Clawback Policy (“Clawback Policy”), this Award shall be subject to the Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

h.
This Award is intended to be consistent with your Employment Agreement or Loyalty Agreement with the Company, if applicable, in effect on the date first written above. To the extent that any provision of this Award Agreement is inconsistent with the terms of such agreement with the Company in effect as of the date first written above, the provisions of this Award Agreement shall control with respect to this Award.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

_____________________________
By:
Natalie Schechtman
Senior Vice President, Human Resources

Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of an Employment/ Loyalty Agreement between the Company and the undersigned to the contrary:

By:
Electronic Signature                 Acceptance Date